Exhibit 99.1

NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374

MICROCHIP TECHNOLOGY INCORPORATED ANNOUNCES ITS
INTENTION TO REPATRIATE FOREIGN EARNINGS

Chandler, Arizona – February 6, 2006 –(NASDAQ: MCHP) – Microchip Technology Incorporated today announced that it has decided to take advantage of the temporary incentive available to it under the Americans Jobs Creation Act (the “Jobs Act”), and will repatriate $500 million of its foreign earnings under the provisions of the Jobs Act.  As a result, Microchip recorded additional tax expense of $30.6 million in the quarter ended December 31, 2005 related to its decision to repatriate foreign earnings.  Additionally, Microchip plans to pursue a ruling from a government taxing authority which could potentially reduce the tax expense related to the repatriation by up to approximately $6.0 million.  If a favorable ruling is received on this matter, Microchip would reduce its tax expense in the period the ruling was received.  Microchip intends to continue to permanently invest the remainder of its foreign earnings offshore.  Microchip had previously reported its financial results for the December 31 quarter on January 19, 2006.  The additional one-time tax expense described above will have the effect of reducing the previously reported earnings per share for the December 31, 2005 quarter from $0.33 to $0.19.

Cautionary Statement:

The statements contained in this release relating to plans to pursue a ruling from a government taxing authority, a potential reduction in tax expense of up to approximately $6.0 million associated with this ruling, and our intention to have the remainder of our foreign earnings permanently invested offshore are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to:  actual cash flows generated from and used in the operation of our business; the outcome of the ruling from the taxing authority; actual or projected levels of capital expenditures; our balance of cash and cash equivalents; and general economic, industry or political conditions in the United States or internationally.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200
FAX 480•899•9210

For a detailed discussion of these and other risk factors, please refer to Microchip’s filings on Form 10-K and 10-Q.  You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC’s Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made.  Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this February 6, 2006 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip Web site at www.microchip.com.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated.

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